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                                                                   Exhibit 2.1

                     OPTION AND STOCK PURCHASE AGREEMENT



        THIS OPTION AND STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 10th day of November, 1997 by and among WESTMINSTER CAPITAL, INC., A DELAWARE CORPORATION ("WESTMINSTER"), and WILLIAM TORO ("TORO").

        A. Toro owns (or will own, prior to the Closing Date) 99.92 of the issued and outstanding shares (the "Toro Shares") of common stock of Pink Dot, Inc., a California Corporation (the "Company"), which shares (together with 66.4 Shares owned by Westminster) represent all of the issued and outstanding securities of the Company.

        B. Westminster desires to obtain an option to purchase the Toro Shares from Toro, and Toro desires to grant such option to Westminster, upon the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                  ARTICLE 1

                          OPTION TO PURCHASE SHARES

        Toro hereby grants to Westminster an option (the "Option") to purchase the Toro Shares, and any other shares of common stock of the Company hereafter acquired by Toro prior to the Closing (as defined herein), on the terms and conditions set forth in this Agreement. Toro covenants and agrees that he will within five (5) business days after execution of this Agreement, acquire all shares of common stock of the Company which he does not now own (other than the shares owned by Westminster). The Option shall commence on the date of this Agreement and shall continue thereafter for a period of ninety (90) calendar days (the "Option Period"). The Option Period will end sooner if Westminster gives notice to Toro that Westminster has elected not to exercise the Option. The Option may be exercised by a written notice from Westminster to Toro not later than the last day of the Option Period. If the Option is not duly exercised within the time specified, time being of the essence, then the Option shall lapse and shall be of no further force and effect, and in such event the mandatory purchase provisions of Article 13 hereof shall apply. If the Option is duly exercised, the provisions of Articles 2 - 12, inclusive, hereof shall apply. The provisions of Articles 14-18, inclusive, hereof apply in either event. The Option granted hereunder is assignable by Westminster to any third party prior to the end of the Option Period, but no such assignment shall release Westminster from its representations and obligations under this Agreement, including, but not limited to, its obligations under Article 13 if the Option is not exercised by the assignee.

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                                  ARTICLE 2

                  PURCHASE PRICE, PAYMENT AND RELATED MATTERS

        2.1 PURCHASE PRICE. The purchase price for the Toro Shares shall be Seven Million Dollars ($7,000,000).

        2.2 PAYMENT OF THE PURCHASE PRICE. The purchase price for the Toro Shares shall be paid by Westminster to Toro in cash (which includes a cashier's check or a wire transfer) at the Closing.

        2.3 ALLOCATION OF PURCHASE PRICE TO COVENANTS NOT TO COMPETE. Of the total purchase price, Two Hundred Fifty Thousand Dollars ($250,000) shall be deemed to be the consideration paid for the covenants of Toro contained in
Section 11.1 hereof. Each party hereto agrees that such party shall not file any tax return (or treat any item or items thereon) nor make any other statement or submission to the Internal Revenue Service, any comparable state agency, or any court or other judicial or administrative body, which return, item, statement or submission is inconsistent in whole or in part with the foregoing agreed allocation of a portion of the purchase price to said covenants.

        2.4 ESCROW. In order to effectuate the transactions contemplated by this Agreement, within five (5) business days after execution of this Agreement, Toro shall deliver the Toro Shares to Commerce Escrow Company, 1545 Wilshire Boulevard, Suite 600, Los Angeles, California 90017 ("Escrow Holder") together with duly executed blank stock powers therefor, and Westminster shall deliver all of its shares of common stock of the Company (the "Westminster Shares") to Escrow Holder, together with duly executed blank stock powers therefor, and together with a voting proxy which will be exercisable by Toro in the event of the failure or refusal of Westminster to deliver to Toro the Westminster Shares in accordance with Article 13 hereof. The parties shall concurrently execute instructions to Escrow Holder, which shall provide for either (a) the delivery of the Toro Shares and related stock powers to Westminster, if Westminster exercises the Option, or (b) the delivery of the Westminster Shares and related stock powers to Toro (subject to the concurrent delivery of the Toro Shares and the Westminster Shares to a neutral pledgeholder if the purchase price is not paid in cash, as more fully described in Section 13.4 hereof), if the mandatory purchase provisions hereof come into effect.

                                  ARTICLE 3

                                   CLOSING

        3.1 TIME AND PLACE. The consummation of the transactions contemplated by Articles 1 and 2 hereof (the "Closing") shall take place at the offices of Richman, Lawrence, Mann, Greene, Chizever & Phillips, 9601 Wilshire Boulevard, Penthouse Suite, Beverly Hills, California 90210, at 10:00 a.m., on a date mutually agreed upon by Westminster and Toro, but which is not later than five (5) business days after Westminster has given notice of its exercise of the Option, or at such other time and/or place as Westminster and Toro mutually agree in writing. The date upon which the Closing occurs is herein called the "Closing Date."

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        3.2  TRANSACTIONS AT THE CLOSING. At the Closing, the following shall occur:

             (a)  Westminster shall pay the purchase price to Toro.

             (b) The Escrow Holder shall deliver the certificates representing the Toro Shares to Westminster, together with the related stock powers.

             (c)  Toro shall deliver the resignations referred to in Section
7.13 hereof.

             (d) Toro shall deliver the Non-Competition Agreements and the Employee Invention and Secrecy Agreements referred to in Section 7.14 hereof.

             (e) Westminster shall deliver to Toro the releases (or indemnifications, as the case may be) referred to in Section 9.2 hereof.

             (f) Westminster and Toro shall execute an agreement terminating the Shareholder Agreement as more fully described in Section 7.12 hereof.

             (g) Toro shall deliver to Westminster any and all other documents and instruments necessary to effect the consummation of the transactions contemplated by this Agreement.

             (h) Westminster shall deliver to Toro all other documents and instruments necessary to effect the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF
                         TORO REGARDING THE SHARES

        Toro represents and warrants to Westminster that:

        4.1 TITLE TO SHARES. Toro has good and marketable title to the Toro Shares, and upon consummation of the purchase contemplated herein, Westminster will acquire from Toro good and marketable title to the Toro Shares free and clear of all covenants, agreements, conditions, restrictions, preemptive rights, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, excepting only such restrictions upon transfer, if any, as may be imposed by federal or state securities laws.

        4.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Toro has the full right, power and authority to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by Toro in connection herewith and to transfer, convey and sell to Westminster at the Closing the Toro Shares.


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        4.3  DUE AUTHORIZATION; ENFORCEABILITY. Toro has taken all actions necessary to authorize him to enter into and perform his obligations under this Agreement and all other agreements and instruments to be executed by Toro in connection herewith. This Agreement and all other agreements and instruments to be executed by Toro in connection herewith are the legal, valid and binding obligations of Toro, enforceable in accordance with their respective terms.

        4.4 NO VIOLATION OF ORDER OR LAW. Toro is not a party to, subject to or bound by any law, rule or regulation or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Toro or the performance by him of his obligations hereunder.

        4.5 ADVERSE AGREEMENTS; CONSENTS. Except as set forth in Section 4.5 of that certain schedule (the "Disclosure Schedule") attached or to be attached to this Agreement as Exhibit "A", neither the execution or delivery by Toro of this Agreement or any other agreement or instrument to be executed in connection herewith, nor the consummation by Toro of the transactions contemplated herein or therein require the consent of any person, court or governmental body.

        4.6. NO ADVERSE LITIGATION. Toro is not a party to any pending litigation which seeks to enjoin or restrict his ability to sell or transfer the Toro Shares hereunder, nor is any such litigation threatened against Toro. Furthermore, there is no litigation pending or threatened (as used throughout this Agreement, the word "threatened" shall be deemed to mean "threatened verbally, in writing, or by electronic medium") against Toro which, if decided adversely to Toro, could adversely affect Toro's ability to consummate the transactions contemplated herein.

        4.7 NO BROKER. No broker or finder has acted for Toro in connection with this Agreement or the transactions contemplated herein, and no broker or finder is entitled to any brokerage or finder's fees or other commissions in respect of such transactions based in any way upon agreements, arrangements or understandings made by or on behalf of Toro.

        4.8 VOTING RIGHTS. None of the Toro Shares is subject to any proxy, voting trust or other arrangement which limits or restricts Toro's voting rights in the Toro Shares (except for a proxy by Toro in favor of Westminster).

                                  ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF
                         TORO REGARDING THE COMPANY
                         --------------------------

        Toro represents and warrants to Westminster that to the best of his knowledge, after reasonable inquiry, and based on facts and circumstances existing at the time of execution of this Agreement, and through the Closing:


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        5.1  ORGANIZATION; AUTHORITY; DUE AUTHORIZATION.

             5.1.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as now conducted and as proposed to be conducted. The Company does not conduct business in any state other than California.

        5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 1,000 shares of common stock, of which 166.32 shares are issued and outstanding. All such outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and, except for such outstanding Shares, there are no shares of capital stock or other securities or other equity interests of the Company outstanding. Except as indicated in Section 5.2 of the Disclosure Schedule:

             (a) There are no outstanding subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire any capital stock (including the Toro Shares) or other securities or other equity interests of the Company (except for certain "phantom stock" options which were granted to Triune Capital pursuant to an Agreement dated July 24, 1996 (the "Triune Agreement"));

             (b) There are no outstanding obligations or securities convertible into or exchangeable for shares of any capital stock (including the Toro Shares) or other securities or other equity interests of the Company or any commitments of any character relating to or entitling any person to purchase or otherwise acquire any such obligations or securities;

             (c) There are no preemptive or similar rights to subscribe for or to purchase any capital stock (including the Toro Shares) or other securities or other equity interests of the Company, except as set forth in the Shareholders Agreement of Pink Dot, Inc. dated as of December 11, 1995 (the "Shareholders Agreement") and the Triune Agreement;

             (d) There are no other commitments of any kind or type for the issuance of any capital stock (including the Toro Shares) or other securities or other equity interests of the Company; and

             (e) The Company has not entered into any agreement to register any outstanding capital stock (including the Toro Shares) or other securities or other equity interests of the Company under the Securities Act of 1933, as amended.

        5.3 SUBSIDIARIES. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust or other entity.

        5.4 NO VIOLATION. Except as disclosed in Section 5.4 of the Disclosure Schedule, and subject to obtaining the necessary consents specified in Section 5.5 hereof, neither the execution or delivery by Toro of this Agreement or any other agreement or instrument to be executed by him in connection herewith, now consummation of the transactions contemplated herein or therein will: (a) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness of the Company; (b) constitute a default under any permit, contract or other agreement material to the business, operations, properties or financial condition of the Company; or (c) result in the creation or imposition of any security interest, lien or other encumbrance upon any properties or assets of the Company.

        5.5 REGULATORY APPROVALS AND OTHER CONSENTS. Section 5.5 of the Disclosure Schedule sets forth a complete and accurate description of each consent, approval, authorization or other requirement, whether prescribed by law, rule, regulation or required pursuant to the terms of any contract or agreement to which the Company is a party or by which it or its properties is bound (except for any such consent, approval, authorization or other requirement contained in a document otherwise included in a Disclosure Schedule), which must be obtained from any governmental body, court or person or which must otherwise be satisfied by Toro or the Company and which is necessary for (a) the execution or delivery by Toro of this Agreement or any other agreement or instrument to be executed by him in connection herewith, or (b) the consummation of the transactions contemplated herein or therein.

        5.6 LIABILITIES. Section 5.6 of the Disclosure Schedule sets forth all material debts, obligations and liabilities of the Company ("material" being defined, for the purpose of this Section 5.6 only, as being a debt, obligation or liability in excess of One Thousand Dollars ($1,000)) as of the date reflected thereon. Except (a) as incurred in the ordinary course of business after the date shown in the Disclosure Schedule, or (b) arising under any Material Contract (as defined herein), or (c) otherwise disclosed in the Disclosure Schedule, the Company has no indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, which in the aggregate are material to the condition (financial or otherwise), properties, business or assets of the Company.

        5.7 TAX MATTERS. Except as indicated in Section 5.7 of the Disclosure Schedule:

             (a) Within the times and in the manner prescribed by law, the Company has filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment-and payroll related tax, property tax, and all other tax returns which the Company is required to file, has paid or provided for all taxes shown thereon to be due and owing by it and has paid or provided for all known deficiencies or other assessments of tax, interest or penalties owed by it; no taxing authority has asserted any claim for the assessment of any additional tax liability of any nature with respect to any periods covered by any such returns;

             (b) No extensions of time with respect to any date on which any tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any tax; and



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                (c)     The Company has not waived or extended any applicable
statute of limitations relating to the assessment of federal, state, local or foreign taxes.

        5.8     COMPLIANCE WITH LAWS; GOVERNMENTAL MATTERS.

                5.8.1 GENERAL. Except as indicated in Section 5.8.1 of the Disclosure Schedule, the Company has complied with all federal, state, county, local and foreign laws, ordinances, regulations and orders applicable to the Company and no material capital expenditures are required in order to insure continued compliance therewith. Section 5.8.1 of the Disclosure Schedule sets forth each franchise, license, permit, order and approval necessary to the conduct of the business of the Company, together with its date of expiration and a brief description of its material terms. Each is in full force and effect, no violations are or have been recorded in respect of any thereof, and no proceeding is pending or threatened, to revoke, amend or limit any thereof. Except as indicated in Section 5.8.1 of the Disclosure Schedule, there are no pending or threatened proceedings by or before any governmental body which involve new special assessments, assessment districts, bonds, taxes, condemnation actions, laws, regulations, ordinances or similar matters which, if instituted, would have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, or business of the Company.

                5.8.2 ENVIRONMENTAL AND INDUSTRIAL HYGIENE COMPLIANCE. Neither the Company nor any of its properties is in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about such properties including, but not limited to, soil and groundwater condition. During the time in which the Company owned or occupied its properties, neither the Company nor any third party has used, generated, manufactured, stored or disposed of on, under or about such properties or transported to or from such properties any flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials ("Hazardous Materials"). For the purpose of this Section 5.8.2, Hazardous Materials shall include but not be limited to substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and those substances defined as "hazardous wastes" in Section 25117 of the California Health & Safety Code or as "hazardous substances" in Section 25316 of the California Health & Safety Code; and in the regulations adopted and publications promulgated pursuant to said laws.

        5.9 LITIGATION. Section 5.9 of the Disclosure Schedule sets forth an accurate description of every pending or threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, criminal or civil, at law or in equity, by or against or otherwise affecting the Company, or its business, assets, properties or financial condition. Toro or the Company have or will, within ten (10) days after delivery of the Disclosure Schedules (or with two (2) days after modification of Section 5.9 of the Disclosure Schedule) delivered to Westminster copies of all relevant court papers and other documents relating to the matters referred to in
Section 5.9 of the Disclosure Schedule. Except as indicated in Section 5.9 of the Disclosure Schedule:

                (a) The Company is not in default with respect to any order, writ, injunction, judgment, award or decree of any court, arbitration board, administrative agency or other governmental body or entity by which it is bound or to which its property is subject;

                (b) Neither the Company, nor, any officer, director or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company; and

                (c) There exists no order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

        5.10    PROPERTY OF THE COMPANY.

                5.10.1 REAL PROPERTY. The Company owns no real property, nor any interest in real property, except for the real property leases set forth in Section 5.10.1 of the Disclosure Schedule (the "Leases"). All of the Leases are in full force and effect and, as respects the performance of the Company under the Leases, there is no default or event of default which, with notice or lapse of time or both, would constitute a default under the Leases, or any of them, and no consent need be obtained from an landlord or lessor under any of the Leases in connection with the transactions contemplated hereby.

                5.10.2 TANGIBLE PERSONAL PROPERTY. Section 5.10.2 of the Disclosure Schedule sets forth (a) a description of each item of tangible personal property owned by the Company having on the date hereof a depreciated book value per unit in excess of Five Thousand Dollars ($5,000), or not owned by the Company but in the possession of or used in the business of the Company and having rental payments therefor in excess of Two Hundred Fifty Dollars ($250) per month or Three Thousand Dollars ($3,000) per year; and (b) a description of the owner of, and any agreement relating to the use of, each such item of tangible personal property not owned by the Company and the circumstances under which such property is used. Except as indicated in
Section 5.10.2 of the Disclosure Schedule:

                        (i) The Company has good and marketable title to each item of such tangible personal property free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due and liens of repairmen or bailees or other similar liens incurred in the ordinary course of business in respect of obligations which are not overdue (and except for liens held by Westminster);

                        (ii) No officer, director, shareholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the items of tangible personal property described in the Disclosure Schedule;

                        (iii) Each material lease, conditional sale contract, franchise or license pursuant to which the Company holds or uses any interest owned or claimed by it in or to each item of such tangible personal property is valid, binding and in full force and effect, and, as respects the performance of the Company, there is no default or event of default or event which, with notice or lapse of time or both, would constitute a default thereunder and no consent need be obtained from any person in respect of any such lease, conditional sale contract, franchise or license in connection with the transactions contemplated hereby; and

                        (iv) Each item of such tangible personal property is in normal operating condition and repair, and the operation thereof as presently conducted is not in violation of any applicable building code, zoning ordinance or other law or regulation.

                        (v) All of the tangible personal property necessary to operate the business of the Company as it is now being conducted is owned by the Company and is situated at either the Company's retail locations or the corporate headquarters.

                5.10.3 INTANGIBLE PERSONAL PROPERTY. Section 5.10.3 of the Disclosure Schedule sets forth (a) an accurate identification of each fictitious business name, trademark, service mark, trade name, copyright and all registrations and applications for any of the foregoing owned by the Company or used by the Company in the conduct of its business, (b) a true and complete schedule of each patent, invention, industrial model, process, design and all registrations and applications for any of the foregoing owned by the Company or used by the Company in the conduct of its business, (c) a true and complete list, without extensive or revealing descriptions, of all trade secrets (i) being used by the Company in the conduct of the business of the Company, or (ii) the development of which was paid for by the Company, whether or not the Company is using same in the conduct of its business (the "Trade Secrets"), including all processes, know-how and other technical data, and specifically including, without limitation, all web-site information and related computer programming information, and includes, as to each such Trade Secret, the specific location of each writing, computer program or other tangible medium containing its complete description, specifications, source codes, charts, procedures, manuals and other descriptive material relating to it, and (d) a true and complete list of all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for each such item of intangible personal property (excluding, however, computer programs which are commercially available). All of the intangible personal property described in clauses (a) through (d) above is collectively referred to as the "Intangible Property". Except as indicated in Section
5.10.3 of the Disclosure Schedule:

                        (i) The Company is the owner of all right, title and interest in and to each item of Intangible Property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and except as set forth in Section 5.10.3 of the Disclosure Schedule, none of the Intangible Property has been licensed to any other person nor does any other person have any right to use same under any agreement similar to a license agreement;

                                (ii)    No officer, director, shareholder or
employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the items of Intangible Property (including, but not limited to Trade Secrets);

                                (iii)   The patents and applications for
patents listed in the Disclosure Schedule are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the Closing Date;

                                (iv)    There have not been any actions or
other judicial or adversary proceedings involving the Company concerning any of items of Intangible Property (including, but not limited to Trade Secrets), and no such action or proceeding is threatened;

                                (v)     The Company has the right and
authority to use each item of Intangible Property (including, but not limited to, Trade Secrets) in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon, or violate any patent or other proprietary rights of any other person, and the Company has not infringed and/or is now infringing on any proprietary rights belonging to any other person;

                                (vi)    The Company has the right and
authority (subject to the provisions of any agreements pursuant to which a license was granted to the Company) to use such proprietary rights as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted by it;

                                (vii)   There are no outstanding, nor any
threatened, disputes or disagreements with respect to any licenses or similar agreements or arrangements described in the Disclosure Schedule;

                                (viii)  Each Trade Secret's documentation is
current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use without reliance on the special knowledge or memory of others (except for computer expertise which is readily available in the marketplace);

                                (ix)    No Trade Secrets have been used,
divulged, or appropriated for the benefit of any person other than the Company or to the detriment of the Company.

                                (x)     All of the Intangible Property
including, but not limited to, Trade Secrets, necessary to operate the business of the Company as it is now being conducted is owned by the Company and, to the extent that such Intangible Property is manifested in a tangible form (such as computer disks or software) the manifestation of such Intangible Property is situated either at the Company's retail locations or at its corporate headquarters.

                5.11 AGREEMENTS. Section 5.11 of the Disclosure Schedule sets forth a true and correct list of all contracts and other agreements to which the Company is a party or by which any of its assets are bound or subject except (a) any contract which is specifically identified in Sections 5.10.1, 5.10.2, 5.10.3, 5.12, 5.13 or 5.14 of the Disclosure Schedule or
which would be required to be disclosed therein but for specific exemptions contained in any of such Sections; (b) purchase or sales contracts made in the ordinary course of business and not involving a commitment for a duration greater than twelve (12) months or an aggregate amount in excess of Ten Thousand Dollars ($10,000); and (c) any other contract made in the ordinary course of business and not providing for a duration in excess of six (6) months or involving aggregate payments or potential liabilities in excess of Twenty-Five Thousand Dollars ($25,000).

                The contracts and other agreements which are required to be identified anywhere in the Disclosure Schedule are hereinafter referred to as the "Material Contracts". Except as indicated in Section 5.11 of the Disclosure Schedule:

                        (i) Each Material Contract is valid, binding, enforceable and in full force and effect and there is no default or event which, with notice or lapse of time or both, would constitute a default by any party thereunder;

                        (ii) The Company has fulfilled all material obligations required pursuant to each Material Contract to have been performed by it prior to the date hereof, and the Company has no reason to believe that the Company will not be able to fulfill, when due, all of its obligations under each Material Contract which remain to be performed after the date hereof;

                        (iii) The Company has not received any notice that any party to any of the Material Contracts intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option thereunder; and

                        (iv) The Company is not a party to, nor is any of its property bound by, any contract or other agreement which (i) restricts the conduct of its business anywhere in the world, or (ii) is materially adverse to its business and operations.

                5.12  LABOR AND EMPLOYMENT MATTERS.

                        5.12.1 LABOR AGREEMENTS. Section 5.12.1 of the Disclosure Schedule sets forth a true and current list of each (a) employment agreement, collective bargaining agreement, or other labor agreement to which the Company is a party or by which it is bound; (b) pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plan or contract to which the Company is a party or by which it is bound; and (c) plan or agreement under which "fringe benefits" (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any employees of the Company (each of the foregoing is hereinafter referred to as a "Labor Agreement"). Section 5.12.1 of the Disclosure Schedule also includes a true and complete schedule listing the names, total annual compensation, total accrued vacation and other fringe benefits of each person employed by the Company presently receiving compensation aggregating in excess of Fifteen Thousand Dollars ($15,000) per year.

        Except as set forth in Schedule 5.12 of the Disclosure
Schedule:

                        (i) Each Labor Agreement is valid, binding, enforceable and in full force and effect and there is no default or event which, with notice or lapse of time or both, would constitute a default by any party thereunder;

                        (ii) The Company has not received any notice that any party to any of the Labor Agreements intends to cancel or terminate any such Labor Agreement or to exercise or not to exercise any option thereunder; and

                        (iii) The employment of each employee of the Company may be terminated immediately by the Company, except as otherwise provided by statute or decisional authority.

                5.12.2 COMPLIANCE WITH LABOR LAWS AND AGREEMENTS. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor (including its own labor policies and procedures as established in any written manuals or other instruments, or by custom and practice), including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. No present or former employee, officer or director of the Company has any claim against the Company for any matter, including but not limited to (a) overtime pay for work done; (b) wages or salary for the work done; (c) vacation time off or pay in lieu of vacation time off; (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours, workplace conditions, or any other matter; or (e) injuries or other damages which are not fully covered by the Company's insurance policies. Except as disclosed in Section 5.12.2 of the Disclosure Schedule, there is no:

                        (i) Unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

                        (ii) Pending labor strike or other material labor trouble affecting the Company;

                        (iii) Material labor grievance pending against the Company;

                        (iv) Pending representation question respecting the employees of the Company;

                        (v) Pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party.

        In addition: (A) none of the matters specified in clauses (i) through
(v) above is threatened against the Company; and (B) no union organizing activities have taken place with respect to the Company.

        5.13 PENSION AND BENEFIT PLANS. The Company maintains no pension or other retirement plans for the benefit of its employees, nor has the company committed to adopt any such plans.

        5.14 INSURANCE. Section 5.14 of the Disclosure Schedule sets forth a true and correct list of all policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of the Company specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than Five Thousand Dollars ($5,000). Such policies and binders are in full force and effect and are in all material respects in accordance with the customary insurance requirements for the industry of the Company. The Company is not in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received a notice of cancellation or non-renewal of any such policy or binder. There has been no inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance.

        5.15 SUPPLIERS AND CUSTOMERS. Section 5.15 of the Disclosure Schedule, sets forth all suppliers, or customers of the Company which are of material importance to the Company. The relationship of the Company with its suppliers and customers are good commercial working relationships. The Company has not received any notice that any such supplier or customer intends to cancel or otherwise modify its relationship with the Company or to decrease materially or limit its services or products to the Company or its usage of the services or products of the Company, and the acquisition of the Toro Shares by Westminster will not adversely affect the relationship of the Company with any such supplier or customer.

        5.16 POTENTIAL CONFLICTS OF INTEREST. Except for Westminster and its principals, no officer, director or shareholder of the Company and no key employee of the Company (a) owns, directly or indirectly, any interest in (excepting not more than a one percent share holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is a competitor, lessor, lessee, customer or supplier of the Company; (b) holds a beneficial interest in any contract, instrument, obligation, commitment or agreement to which the Company is a party or under which the Company is obligated or bound or to which its properties may be subject; (c) owns, directly or indirectly, in whole or in part, any Trade Secret, or any tangible or intangible property (including, without limitation any patent, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information) which the Company is using or the use of which is necessary for the business and operations of the Company; or (d) has any cause of action or other claim whatsoever against, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements existing on the date hereof.

        5.17 CERTAIN INDEBTEDNESS AND TRANSACTIONS. Except as indicated in Section 5.17 of the Disclosure Schedule, and except for loans payable to Westminster, the Company is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Company nor to any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to the Company, except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor. Furthermore, except as indicated in Section 5.17 of the Disclosure Schedule all purchases and sales or other transactions, if any, between the Company, on the one hand, and any such officer, director, shareholder or affiliate, on the other hand, since the date that Westminster acquired the Westminster Shares, have been made on the basis of prevailing market rates and terms such that from the perspective of the Company, all such transactions have been made on terms no less favorable than those which would have been available from unrelated third parties.

        5.18 POWERS OF ATTORNEY AND SURETYSHIPS. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

        5.19 CHANGES TO CERTAIN CONTRACTS. Since August 1, 1997 (the commencement of negotiations between Westminster and Toro with respect to the acquisition of the Toro Shares), there have been no material modifications or amendments to any contract or other agreement, to which the Company and any officer, director, employee or shareholder of the Company is a party, which would benefit, directly or indirectly any such officer, director, employee or shareholder.

        5.20 CORPORATE BOOKS AND RECORDS. Toro has furnished or made available to Westminster for its examination the following, each of which is, and will be maintained as to remain until the Closing, accurate and complete in all material respects:

                (a) Copies of the Articles of Incorporation, bylaws or other charter documents of the Company in each case as in effect on the date hereof;

                (b) The minute books or the Company containing all proceedings, consents, actions and meeting of its shareholders and Boards of Directors;

                (c) Copies of all permits, orders and consents with respect to the Company and its securities issued by any administrative agency or governmental body regulating the issuance or transfer of such securities and all applications for such permits, orders and consents;

                (d) The transfer books of the Company setting forth all transfers of its securities;

                (e)     Copies of all outstanding stock certificates;

                (f) All ledgers, financial records, books of account and files of the Company; and

                (g)     All other books and records of the Company.

        5.21 BANKING FACILITIES. Section 5.21 of the Disclosure Schedule contains a true and complete list of:

                (a) Each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

                (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

        5.22    ABSENCE OF ADVERSE CHANGES.  Except as set forth in Section
5.22 of the Disclosure Schedule, there are no material facts or contingencies which might adversely affect the financial condition, business or operations of the Company.

        5.23 DELIVERY OF DOCUMENTS. Toro has delivered to Westminster true and current copies of all agreements and documents referred to in the Disclosure Schedule.

        5.24 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of the Company or Toro in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. The information furnished to Westminster by or on behalf of the Company or Toro in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact which the Company or Toro has not disclosed to Westminster in writing which materially adversely affects the business or condition (financial or otherwise) of the Company.

        5.25 REPRESENTATIONS AND WARRANTIES ON CLOSING. Unless the Disclosure Statements are modified at or prior to the Closing, the representations and warranties contained in this Article 5 shall be deemed to be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                                  ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF WESTMINSTER

        Westminster represents and warrants to Toro as follows:

      6.1 DUE INCORPORATION. Westminster is a corporation duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

      6.2 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Westminster has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed by Westminster in connection herewith and to perform fully Westminster's obligations hereunder and thereunder.

      6.3 DUE AUTHORIZATION. Westminster has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and all other agreements and instruments to be executed by Westminster in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement is, and as of the Closing Date, such other agreements and instruments will be, the legal, valid and binding obligations of Westminster, enforceable in accordance with their respective terms.

      6.4 NO VIOLATION. Neither the execution and delivery of this Agreement and all other agreements and instruments to be executed by Westminster in connection herewith nor the consummation of the transactions contemplated hereby and thereby will (a) violate any provision of the Articles of Incorporation or bylaws of Westminster; (b) violate, conflict with, or constitute a default under any contract or other material lease, agreement or other instrument to which Westminster is a party or by which it or its property is bound; (c) require the consent of any party to any agreement to which Westminster is a party by which it or its property is bound; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Westminster or its property is subject.

      6.5 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Westminster and which are necessary for the execution and delivery by Westminster of this Agreement and all other agreements and instruments to be executed by Westminster in connection herewith and the consummation of the transactions contemplated by this Agreement will be obtained and satisfied prior to Closing.

      6.6 INVESTMENT REPRESENTATION. Westminster is acquiring the Toro Shares for investment purposes only and not with a view to any distribution or resale thereof.

      6.7 NO BROKER. No broker, finder, agent or similar intermediary has acted for or on behalf of Westminster in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Westminster or any action taken by Westminster.

      6.8 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. Unless set forth in a writing delivered to Toro within fifteen (15) days after the date of execution of this Agreement, the representations and warranties contained in this Article 6 shall be deemed to be true and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.


                                  ARTICLE 7

                        COVENANTS AND AGREEMENTS OF THE
                      PARTIES EFFECTIVE PRIOR TO CLOSING

      The parties hereto covenant and agree as follows:

      7.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, Westminster shall be entitled, through its employees and representatives at Westminster's expense, to make such investigations of the properties and such examination of the books, records and financial condition of the Company as Westminster may request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Toro shall cooperate fully therein. Westminster shall not unreasonably interfere with the operations of the Company in conducting any of its investigations or examinations. In order that Westminster may have the full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company, Toro shall promptly furnish the representatives of Westminster during such period with all such information concerning the affairs of the Company as such representatives may reasonably request, including, but not limited to, any information or documentation relating to the Disclosure Schedules, or any modifications thereof, and cause the Company's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Westminster of all material facts affecting the financial condition and business operations of the Company. If, through its examinations and inspections, Westminster obtains actual knowledge of any fact or circumstance which contradicts or renders false or misleading anything in the Disclosure Schedules, then the Disclosure Schedules will be deemed to have been amended prior to the Closing to include such information and Westminster shall not have the right to bring any action against Toro after the Closing alleging breach of the representations and warranties with respect thereto.

      7.2 COOPERATION; CONSENTS. Prior to the Closing Date, Toro shall, upon request of Westminster, reasonably cooperate with Westminster to the end that Westminster shall be able to (a) in a timely manner make all necessary filings with, and conduct negotiations with, all governmental and regulatory bodies or other persons the consent or approval of which, or a license or permit from which, is required for the consummation of the transactions contemplated by this Agreement and (b) provide to Westminster such information as Westminster may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. The parties shall also use their respective best efforts to expedite the review process and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable. To the extent permitted by law, the parties shall request that each governmental body or other person whose review, consent or approval is requested treat as confidential all information which is submitted to it.

      7.3 NEW CONTRACTS. To the extent that the Company proposes to enter into or to materially modify any Material Contract after the date hereof but prior to the Closing Date, which will continue in effect after the Closing Date, copies of said contract or modification shall be furnished to Westminster prior to such contract or modification becoming legally binding. If such contractor or modification will continue in effect after the Closing Date, Westminster shall have a period of five (5) business days after receipt of all documents to examine such documents and, by notice to the submitting party, may object to any liability, obligation or interest specified therein, in which event the submitting party shall exert its best efforts to modify or otherwise alter or clarify such document or documents or such liabilities, obligations or interests so that on the Closing Date such objections have been resolved to Westminster's satisfaction. Any such rejection must be upon reasonable grounds.

      7.4 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Toro shall cause the Company to conduct its business in the ordinary course. Toro shall not take any actions (or omit to take any actions) which Toro knows, or should have reason to know, will cause any of the representations or warranties of Toro contained in Section 5 to be untrue or incorrect in any material respect (or which will result in material modifications to the Disclosure Schedules), or which will result in the breach or violation of any of Toro's covenants or agreements hereunder.

      Without limiting the generality of the foregoing, Toro agrees that from the date hereof through the Closing Date, Toro will not cause or allow the Company to do any of the following:

          (a)  Change its accounting methods or practices;

          (b)  Revalue any of its assets;

          (c) Declare, set aside or pay any dividend or other distribution in respect of, or any direct or indirect redemption, repurchase or other acquisition by the Company of its securities;

          (d) Increase the salary or other compensation (including fringe benefits) of Toro or any other employees (except in the ordinary course of business consistent with past practices);

          (e) Sell, assign or transfer any asset of the Company, except in the ordinary course of business;

          (f) Amend or modify the Articles of Incorporation or Bylaws of the Company;

          (g) Make any loan to any person or entity, or guaranty the obligation of any person or entity;

          (h) Cancel, without full payment, any note, loan or other obligation owing to the Company;

                (i) Mortgage, pledge or encumber in any way any asset of the Company;

                (j) Waive or release any right or claim of the Company, except in the ordinary course of business;

                (k)     Issue or agree to issue any securities of the Company;

                (l) Enter into any agreement or take any act which would reasonably be expected to have a material and adverse effect on the Company or its financial condition, business or, assets.

        7.5 PRESERVATION OF BUSINESS. From the date hereof through the Closing Date, Toro shall cause the Company to use its best efforts to preserve its business organization keep available the services of its present officers, employees, consultants and agents, maintain its present suppliers and customers and preserve its goodwill.

        7.6 INSURANCE. From the date hereof through the Closing Date, Toro shall cause the Company to maintain in force (including necessary renewals thereof) the insurance policies listed in the Disclosure Schedule, except to the extent that they may be replaced with equivalent policies appropriate to insure its assets, properties and businesses to the same extent as currently insured at the same rates or at lower rates approved by Westminster.

        7.7 NO DEFAULTS. From the date hereof through the Closing Date, Toro shall use best efforts to insure that the Company shall not default under any material term or provision of, or suffer or permit to exist any condition or event which, with notice or lapse of time or both, would constitute a default under, any Material Contract or any permit, franchise or license, or under any of the Leases.

        7.8 REPORTING AND COMPLIANCE WITH LAW. From the date hereof through the Closing Date, Toro shall cause the Company to duly and timely file all tax returns and reports required to be filed with governmental authorities and duly observe and conform to all laws, rules, regulations, ordinances, codes or orders.

        7.9 LITIGATION. From the date hereof through the Closing Date, Toro shall promptly notify Westminster of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company, or any officer, director, employee, consultant, agent or shareholder or which could result in the imposition of any claim against any such person or their respective assets.

        7.10 INTERIM FINANCIAL STATEMENTS. From the date hereof through the Closing Date, within fifteen (15) calendar days following the end of each calendar month, Toro shall cause the Company to deliver to Westminster copies of any internal financial statements which the Company prepares or cause its accountants to prepare, it being understood that Toro does not guarantee the accuracy of any such financial statements.

        7.11 SHAREHOLDER AGREEMENT. At the Closing, Toro and Westminster shall execute an agreement which terminates that certain Shareholders Agreement of Pink Dot, Inc. dates as of December 11, 1995, such termination to be effective as of the Closing Date.

        7.12 RESIGNATIONS. At the Closing, Toro shall resign, in writing, from all positions held by him as an officer, director, and/or employee of the Company, effective as of the Closing Date.

        7.13 EMPLOYEE CONFIDENTIALITY AGREEMENTS. On or prior to the Closing, Toro shall execute and deliver to the Company the Non-Competition Agreements and the Employee Invention and Secrecy Agreements, contemplated in
Section 11.1.9 hereof.

        7.14 ARRANGEMENTS WITH EMPLOYEES. From the date hereof until the Closing, Toro shall permit Westminster to approach and negotiate with any or all employees of the Company, including, but not limited to managerial staff, to continue in the employ of the Company pending the Closing and thereafter, and Toro shall use his best efforts to assist Westminster in such negotiations. However, Westminster shall use discretion so as not to disrupt the employees from performing their duties to the Company.

        7.15 DISCLOSURE SCHEDULES. The Disclosure Schedules shall be delivered to Westminster within fifteen (15) days after the date of mutual execution of this Agreement, and the Disclosure Schedules shall thereupon be attached to this Agreement as Exhibit "A". If, prior to the Closing, Toro becomes aware of any events or circumstances which would require a change in the Disclosure Schedules, Toro shall promptly deliver revised Disclosure Schedules to Westminster reflecting such changes.

                                   ARTICLE 8

                          CONDITIONS PRECEDENT TO THE
                       OBLIGATION OF WESTMINSTER TO CLOSE
                       ----------------------------------

        The obligation of Westminster to consummate the transactions contemplated hereby (it being understood that such obligation shall only arise if Westminster exercises the option) shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set out below in this Article 8. Westminster may waive any or all of these conditions in whole or in part without prior notice; provided, however, that subject to the provisions of Section 8.1 hereof, no such waiver shall constitute a waiver by Westminster of any right or remedy otherwise available to it if Toro shall be in default of any of his covenants under this Agreement.

        8.1 PERFORMANCE OF COVENANTS. Each of the material covenants, promises and obligations of Toro to be performed by him on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, including, but not limited to, the obligations under Sections 2.4 (deposit of Toro Shares into escrow) and 7.16 (delivery of the Disclosure Schedules). In the event that Westminster alleges that Toro has failed to perform any such covenants, promises or obligations, it shall give notice to Toro, and Toro shall have five (5) business days to cure such default (and the Closing Date shall be extended for up to five (5) business days to allow for such cure). If Westminster becomes aware of any such default and fails to give such notice and closes the transactions contemplated herein, Westminster will be deemed to have waived any such default.

                                   ARTICLE 9

                          CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF TORO TO CLOSE
                          ---------------------------

        The obligation of Toro to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set out below in this Article 9. Toro may waive any or all of these conditions in whole or in part without prior notice; provided, however, that subject to the provisions of Section 9.1 hereof, no such waiver shall constitute a waiver by Toro of any right or remedy otherwise available to him, if Westminster shall be in default of any of its covenants under this Agreement.

        9.1 PERFORMANCE OF COVENANTS. Each of the material covenants, promises and obligations of Westminster to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, including, but not limited to, the obligations under Section 2.4 (deposit of Westminster Shares into escrow). In the event that Toro alleges that Westminster has failed to perform any such covenants, promises or obligations, he shall give notice to Westminster, and Westminster shall have five (5) business days to cure such default (and the Closing Date shall be extended for up to five (5) business days to allow for such cure). If Toro fails to give such notice and closes the transactions contemplated herein, Toro will be deemed to have waived any such default.

        9.2 RELEASE OF TORO FROM LIABILITY UNDER PERSONAL GUARANTEES. Westminster shall use best efforts to obtain unconditional releases of liability of Toro from all personal guarantees by Toro of equipment leases and Leases of the Company. Section 9.2 of the Disclosure Schedule identifies all such equipment leases and Leases which have been personally guaranteed by Toro and copies of such guarantees will be delivered to Westminster. It is agreed that Section 9.2 of the Disclosure Schedule may not be modified or changed after a date which is thirty (30) days after its initial delivery to Westminster. If Westminster is unable to obtain any such releases, in lieu thereof the Company shall agree to indemnify Toro from any and all liability under such personal guarantees from and after the Closing Date. In any event, if Westminster exercises the Option, then any personal guarantee by Toro of the Existing Notes (as defined herein) shall terminate as of the Closing Date.

                                   ARTICLE 10

                          SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES OF THE PARTIES
                         -----------------------------

        10.1 REPRESENTATIONS AND COVENANTS OF TORO. Notwithstanding any right of Westminster fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Westminster pursuant to such investigation or right of investigation, Westminster shall have the right to rely fully upon the representations, and warranties of Toro contained in this Agreement or in any agreement or instrument delivered to Westminster by or on behalf of Toro (at Toro's direction) in connection with the transactions contemplated by this Agreement. With the sole exception of those covenants which are to be performed by Toro after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations), and subject to
Section 10.3 hereof, all representations and warranties of Toro contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire with respect to any theretofore unasserted (a) General Claim (as defined below) on the first
(1st) anniversary of the Closing, and (b) any Tax Claim (as defined below) when the liability to which any such Tax Claim relates is barred by all applicable statutes of limitations. As used in this Agreement, the following terms have the following meanings:

                (i) "General Claim" means any claim arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Toro contained in this Agreement that is not a Tax Claim.

                (ii) "Tax Claim" means any claim arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Toro contained in this Agreement related to federal, state, local or foreign taxes.

        10.2 REPRESENTATIONS AND COVENANTS OF WESTMINSTER. With the sole exception of those covenants which are to be performed by Westminster after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations) and subject to Section 10.3 hereof, all representations, warranties, covenants and agreements of Westminster contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire with respect to any theretofore unasserted claim on the first (1st) anniversary of the Closing.

        10.3 FAILURE TO EXERCISE OPTION. It is understood and agreed that Toro's liability under Section 10.1 and Westminster's liability under Section
10.2 shall only arise in the event that Westminster exercises the Option and consummates the purchase of the Toro Shares. In the event that Westminster does not exercise the Option for any reason, other than a default by Toro under this Agreement, then in such event all representations, warranties, covenants and agreements of Toro and Westminster contained herein shall not survive the Closing. Moreover, in such event, provided that the Purchase Note is timely and fully paid, Westminster shall not be entitled to institute any legal action against Toro with respect to any matter which was set forth (or deemed to have been included) in the Disclosure Schedules, or which was otherwise disclosed in writing to Westminster prior to the Closing pursuant to this Agreement.

                                    ARTICLE 11

                             COVENANTS AND AGREEMENTS
                           OF THE PARTIES AFTER CLOSING

        11.1 COVENANTS AGAINST COMPETITION. Toro acknowledges that Westminster would not purchase the Toro Shares but for the agreements and covenants of Toro contained in this Section 11.1. Accordingly, Toro covenants and agrees as follows:

                11.1.1 COVENANT NOT TO COMPETE. Toro shall not at any time within the five (5) year period immediately following the Closing (the "Restricted Period"), have any ownership interest (of record or beneficial) in or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, (a) any firm, corporation, partnership, proprietorship or other business that engages in any county of California, in the business of home delivery of groceries, sundries, liquor, prepared food and videocassettes, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county or continues to solicit customers or potential customers therein, or (b) any firm, corporation, partnership, proprietorship or other business that engages in any other geographic area in the United States, in the above-described business during the Restricted Period, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such geographic area or continues to solicit customers or potential customers therein; PROVIDED, HOWEVER, that Toro may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange if Toro (i) is not a controlling person of, or a member of a group which controls, such person or (ii) does not, directly or indirectly own one percent or more of any class of securities of such person.

                11.1.2 SOLICITATION OF BUSINESS. During the Restricted Period, Toro shall not solicit or assist any other person to solicit any business from any present or past customer of the Company; or request or advise any present or future customer of the Company to withdraw, curtail or cancel its business dealings with the Company; or commit any other act or assist others to commit any other act which might injure the business of the Company. Provided, however, that the foregoing restriction is not intended to preclude Toro from using mass mailing or similar advertising methods which are not Trade Secrets to promote a business venture which does not violate the covenant not to compete described in Section 11.1.1 hereof.

                11.1.3 EMPLOYEES. During the Restricted Period, Toro shall not directly or indirectly (a) solicit or encourage any employee of the Company to leave the employ of any such entity or (b) hire any employee who has left the employment of the Company if such hiring is proposed to occur within six (6) months after the termination of such employee's employment with the Company.

                11.1.4 CONSULTANTS. During the Restricted Period, Toro shall not directly or indirectly solicit or encourage any consultant then under contract with the Company to cease work with such entity.

                11.1.5 CONFIDENTIAL INFORMATION. From and after the Closing, Toro shall keep secret and retain in strictest confidence, and shall not use for the benefit of Toro or others, except for the Company, all Trade Secrets and other Intangible Property, and shall not disclose them to anyone outside of the Company except upon the Company's express prior written consent.

                11.1.6 RIGHTS AND REMEDIES UPON BREACH. If Toro breaches, or threatens to commit a breach of, any of the provisions of this Section 11.1 (the "Restrictive Covenants"), the Company and/or Westminster shall have the following rights and remedies, each of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and/or Westminster under law or in equity:

                        (a) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company; and

                        (b) ACCOUNTING AND INDEMNIFICATION. The right and remedy to require Toro (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Toro or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company and Westminster against any other losses, damages (including special and consequential damages), costs and expenses, including reasonable attorneys fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

                11.1.7 SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Toro hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

                11.1.8 DEFINITIVE NON-COMPETITION AGREEMENT; INVENTION AND CONFIDENTIALITY AGREEMENT. To give full effect to the provisions of this
Section 11.1, Toro shall, upon request of Westminster, deliver to the Company and Westminster at the Closing or at any time thereafter a definitive Non-Competition Agreement provided that a form of such definitive Non-Competition Agreement is delivered to Toro within ten (10) days after the date of this Agreement. If Toro objects to the form of such agreement, and the parties cannot resolve their differences within four (4) days thereafter, then this Agreement shall be null and void, escrow shall be cancelled (and the share certificates and other documents deposited with Escrow Holder shall be forthwith be returned to the party who deposited same), and neither party shall have any further rights or obligations hereunder. Furthermore, if the Company or Westminster requests Toro to do so, Toro shall also deliver to the Company and Westminster at the Closing or at any time thereafter, Employee Invention and Confidentiality Agreement, in a form provided by Westminster, whereby Toro agrees to hold in strictest confidence all confidential proprietary information and Trade Secrets of the Company which are in his possession or known to him, and agrees that all inventions (to the extent that they constitute Trade Secrets) conceived by him while engaged as an employee or independent contractor of the Company are the exclusive property of the Company. Notwithstanding the foregoing, however, neither the failure of Toro to deliver either of such agreements nor the failure of Westminster to require the same shall otherwise affect the enforceability of the Restrictive Covenants.

     11.2 RELEASE. In consideration of the payments to Toro at the Closing, effective as of the Closing Date Toro, releases and discharges the Company and its shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which they or either of them may now or hereafter have against any such persons by reason of any matter, event, thing or state of focus occurring, arising, done, omitted or suffered to be done arising prior to the Closing Date.

     Toro hereby acknowledges and represents that he has been advised by his attorney of record, and is familiar with, Section 1542 of the Civil Code of the State of California, which presently provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Toro hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code as now worded and as it may from time to time hereafter be amended.

     It is understood by Toro that the facts in respect of which this release is given may hereafter turn out to be other than or different from the facts in that connection known or believed to be true. Toro therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

                                ARTICLE 12.

                             INDEMNIFICATION

     12.1      INDEMNIFICATION BY TORO. Subject to the provisions of Section
10.3 hereof, Toro shall indemnify, defend and hold harmless (a) Westminster,
(b) each of Westminster's assigns, from and against any and all claims, lawsuits, arbitrations, losses, liabilities, damages or deficiencies, including, without limitation (and any lawsuit instituted asserting such claim and any appeal therefrom), all interest, penalties and reasonable attorneys' fees incurred in connection therewith, whether or not such claim is ultimately defeated and, subject to Section 12.5 hereof, all amounts paid incident to any compromise or settlement of any such claim (all of the foregoing being collectively referred to herein as "Losses"), which may be incurred or suffered by any such party and which may arise out of or result from a breach of any representation or warranty, covenant or agreement of Toro contained in this Agreement or in any document or other writing delivered pursuant hereto. For the purposes of the foregoing indemnification, Westminster, as the direct or indirect owner of the Company, shall also be deemed to have been damaged to the extent of any Losses incurred by the Company.

     12.2      INDEMNIFICATION BY WESTMINSTER. Subject to the provisions of
Section 10.3 hereof, Westminster shall indemnify, defend and hold harmless Toro and each of Toro's assigns, from and against any and all claims, lawsuits, arbitrations, losses, liabilities, damages or deficiencies, including, without limitation (and any lawsuit instituted asserting such claim and any appeal therefrom), all interest, penalties and reasonable attorneys' fees incurred in connection therewith, whether or not such claim is ultimately defeated and, subject to Section 12.5 hereof, all amounts paid incident to any compromise or settlement of any such claim (all of the foregoing being collectively referred to herein as "Losses"), which may be incurred or suffered by any such party and which may arise out of or result from a breach of any representation or warranty, covenant or agreement of Westminster contained in this Agreement or in any document or other writing delivered pursuant hereto. For the purposes of the foregoing indemnification, Toro, as the direct or indirect owner of the Company, shall be deemed to have been damaged to the extent of any Losses incurred by the Company.

     12.3      COMPUTATION OF LOSSES. For purposes of calculating any
Losses suffered by an indemnified party pursuant to Sections 12.1, 12.2, or
12.3 hereof, the amount of the Losses suffered by the indemnified party shall be the net amount of damage so suffered after giving effect to any insurance proceeds recoverable with respect to such matter and to any tax benefits attributable to such damage or to be derived therefrom in the same year or in a subsequent taxable period, and each Loss shall bear interest at the rate specified in Section 14.7 hereof from the date incurred to the date the indemnification payment with respect thereto is made.

     12.4 NOTICE TO INDEMNIFYING PARTY. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 12.1,
12.2 or 12.3, or pursuant to any other specific indemnification covenant contained in this Agreement, the Indemnified Party shall promptly give Westminster or Shareholders written notice thereof (as appropriate), which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in
Section 12.6 hereof.

     12.5 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

                                 ARTICLE 13

                       MANDATORY PURCHASE PROVISIONS

     13.1 PURCHASE BY TORO. In the event that for any reason (other than a default by Toro) Westminster does not exercise the Option as provided herein, then Toro shall be obligated to purchase all of the Westminster Shares, on the terms and conditions set forth in this Article.

     13.2 PURCHASE PRICE. The purchase price for the Westminster Shares shall be Six Million Dollars ($6,000,000).

     13.3 CLOSING. The consummation of the transactions contemplated by this Article 13 (the "Alternate Closing") shall take place at the offices of Richman, Lawrence, Mann, Greene, Chizever & Phillips, 9601 Wilshire Boulevard, Penthouse Suite, Beverly Hills, California 90210, at 10:00 a.m., on a date mutually agreed upon by Westminster and Toro, but which is not later than five (5) business days after the end of the Option Period, or at such other time and/or place as Westminster and Toro may mutually agree in writing. The date upon which the Alternate Closing occurs is herein called the "Alternate Closing Date".

     13.4 TERMS OF PAYMENT. The purchase price shall be paid in cash (which includes a cashier's check or wire transfer) on the Alternate Closing Date, but, at the option of Toro, the purchase price may be paid by the execution of a promissory note in the amount of the purchase price (the "Purchase Note"). The Purchase Note will not bear interest for thirty (30) days, and will thereafter bear interest at the rate of nine percent (9%) per annum, all due and payable ninety (90) days after the Alternate Closing Date. The Purchase Note will be secured by a pledge of one hundred percent (100%) of the Shares of the Company (including the Toro Shares and the Westminster Shares). The Purchase Note and security instruments will be in forms acceptable to Westminster and Toro, but will provide for a notice and cure period

(five (5) days) with respect to any default thereunder and which shall allow prepayment at any time without penalty.

        13.5 EXISTING LOANS. The parties acknowledge that the Company is presently indebted to Westminster under two (2) promissory notes, one dated December 21, 1995 in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), and another dated July 9, 1997 in the original principal amount of One Million Dollars ($1,000,000) (collectively, the "Existing Notes"). The Existing Notes are secured by certain assets of the Company (the "Existing Collateral"). As of the Alternate Closing Date, the Existing Notes shall be modified as follows: New notes (the "New Notes") will be executed by the Company in favor of Westminster in the principal amounts of the then outstanding principal balances of the Existing Notes, plus all accrued and unpaid interest as of the Alternate Closing Date. The New Notes will bear interest at the same rate as the Existing Notes, and will be payable in monthly installments of interest only, commencing thirty (30) days after the Alternate Closing Date, with all principal due twenty-five
(25) months after the Alternate Closing Date. The New Notes will contain cross-default provisions and will also accelerate if Toro defaults in the payment of the Purchase Note, and the Purchase Note will accelerate if the Company defaults in the payment of the New Notes, or either of them. The New Notes will be secured by the Existing Collateral and will be personally guaranteed by Toro to the same extent as Toro had personally guaranteed the Existing Notes (the "New Guarantees"). Additionally, Toro shall execute non-recourse personal guarantees (the "Purchase Guarantees") of the New Notes (which will not provide for personal liability of any kind beyond the collateral therefor). The Purchase Guarantees and the New Guarantees shall be secured by one hundred percent (100%) of the Shares of the Company (including the Toro Shares and the Westminster Shares). The Purchase Guarantees shall terminate upon payment in full of the Purchase Note. The New Notes, Purchase Guarantees, New Guarantees and security instruments will be in forms acceptable to Westminster and Toro.

        13.6 TRANSACTIONS AT THE ALTERNATE CLOSING. At the Alternate Closing, the following shall occur:

                (a) Toro shall pay the purchase price to Westminster (in cash or by execution and delivery of the Purchase Note).

                (b) Westminster shall deliver the certificates representing the Westminster Shares to Toro, together with the related stock powers.

                (c) If the purchase price is not paid in cash, Toro shall execute all necessary guarantees and security instruments, and the certificates representing one hundred percent (100%) of the Shares of the Company (including the Toro Shares and the Westminster Shares), endorsed in blank or accompanied by blank executed stock powers, will be delivered to a neutral pledgeholder selected by Westminster.

                (d) If the purchase price is not paid in cash, Toro shall deliver to Westminster a voting proxy for one hundred percent (100%) of the Shares of the Company (including the Toro Shares and the Westminster Shares), permitting Westminster to vote such

Shares upon the occurrence of any default under the Purchase Note, such proxy to terminate upon payment in full of the Purchase Note.

                (e) Westminster and Toro shall execute an agreement terminating the Shareholder Agreement as more fully described in Section 7.12 hereof.

                (f) Toro shall deliver to Westminster any and all other documents, and instruments necessary to effect the consummation of the transactions contemplated by this Agreement.

                (g) Westminster shall deliver to Toro all other documents and instruments necessary to effect the consummation of the transactions contemplated by this Agreement.

                (h) If the purchase price is not paid in cash, then until the Purchase Note has been paid in full, the covenants set forth in Sections 7.3-7.11, inclusive, shall continue to apply.

                (i) The parties will execute all documents necessary to modify the existing loans, as described in Section 13.5 hereof.

        13.7 REPRESENTATIONS AND WARRANTIES OF WESTMINSTER REGARDING THE SHARES. Westminster will execute a certificate in favor of Toro representing and warranting that as of the Alternate Closing Date, Westminster has good and marketable title to the Westminster Shares and upon consummation of the purchase contemplated herein, Toro will acquire from Westminster good and marketable title to the Westminster Shares free and clear of all covenants, agreements, conditions, restrictions, preemptive rights, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, excepting only such restrictions upon transfer, if any, as may be imposed by federal or state securities laws.

        13.8 RELEASE. In consideration of the payments to Westminster at the Alternate Closing, effective as of the Alternative Closing Date, subject to the performance by Toro of all of his obligations under this Agreement, including, but not limited to; the payment in full of the Purchase Note (if applicable), and except for the obligations created under this Agreement, Westminster releases and discharges Toro (except for Toro's obligations under the Purchase Guarantees and the New Guarantees) and the Company (except for the obligations under the New Notes) and its shareholders, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which they or either of them may now or hereafter have against any such persons by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done arising prior to the Alternate Closing Date.

        Westminster hereby acknowledges and represents that it has been advised by its attorney of record, and is familiar with, Section 1542 of the Civil Code of the State of California, which presently provides as follows:

                "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        Westminster hereby waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code as now worded and as it may from time to time hereafter be amended.

        It is understood by Westminster that the facts in respect of which this release is given may hereafter turn out to be other than or different from the facts in that connection known or believed to be true. Westminster therefore expressly assumes the risk of the facts turning out to be different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

                                  ARTICLE 14

                                   REMEDIES

        14.1 SPECIFIC PERFORMANCE. The parties acknowledge that the Toro Shares and the Westminster Shares are unique and cannot be obtained by either party, except from the others, and for that reason, among others, either party will be irreparably damaged in the absence of the consummation of this Agreement. Therefore, in the event of any breach by of this Agreement by either Toro or Westminster, the other party shall have the right, at its election, to obtain an order for specific performance of this Agreement, without the need to post a bond or other security, to prove any actual damage or to prove that money damages would not provide an adequate remedy.

        14.2 ATTORNEYS' FEES. If any party shall bring an action (including arbitration) against any other party by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all reasonable attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which he or it may be entitled.

        14.3 INTEREST ON AMOUNTS DUE. Any amount payable by one party to another under any provision of this Agreement shall bear interest at the maximum legal rate from the date due until paid.

                                  ARTICLE 15

                                   EXPENSES

        15.1 EXPENSES OF SALE. Toro shall bear his own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein. Without limitation, such expenses shall include the fees and expenses of all attorneys, accountants and other professionals incurred in connection herewith, acting on behalf of Toro. No such expenses shall be charged against or paid by the Company, except that if Toro purchases the Westminster Shares pursuant to Article 13, the Company may pay all or any part of the foregoing expenses, in Toro's discretion. Westminster shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transaction contemplated therein.


                                   ARTICLE 16

                                    NOTICES

        16.1 NOTICES. All notices required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered either personally, by overnight delivery service or by U.S. certified or registered mail, postage prepaid, return-receipt requested and addressed as follows:

        Westminster:                   Westminster Capital, Inc.
                                       9665 Wilshire Boulevard, Suite M-10
                                       Beverly Hills, California 90212
                                       Fax: (310) 271-6274

        With a copy to:                Bruce R. Greene, Esq.
                                       Richman, Lawrence, Mann, Greene,
                                         Chizever & Phillips
                                       9601 Wilshire Boulevard,
                                         Penthouse Suite
                                       Beverly Hills, California 90210
                                       Fax: (310) 205-5348

        Toro:                          William Toro
                                       c/o Pink Dot, Inc.
                                       22625 Pacific Coast Highway
                                       Malibu, California 90265
                                       Fax: (310) 317-0726

        With a copies to:              Sheldon J. Singer, Esq.
                                       7910 Woodmont Avenue
                                       Suite 1205
                                       Bethesda, Maryland 20814
                                       Fax: 301/654-6506

Notices may also be given by facsimile transmission to the facsimile telephone numbers which appear below the parties' respective signatures hereon, provided that either (A) receipt of the facsimile transmission is acknowledged in writing by the receiving party, which may also be by a facsimile transmission, or (B) the transmitting party obtains a written confirmation from its own facsimile machine showing that the entire transmission was transmitted to the receiving party, without interruption, and a copy of the notice is also sent by one of the other above-described methods of service. The parties may change their addresses or facsimile telephone numbers for notice by giving notice of such change in accordance with this section. Notices sent by overnight delivery service shall be deemed received on the business day following the date of deposit with the delivery service. Mailed notices shall be deemed received upon the earlier of the date of delivery shown on the return-receipt, or the second business day after the date of mailing. Notices sent by facsimile transmission shall be deemed served on the date of transmission, provided that such notices are sent during regular business hours, otherwise on the next business day.


                                   ARTICLE 17

                                 MISCELLANEOUS

         17.1 FURTHER ASSURANCES. Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party's benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

        17.2 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may not be amended, modified or altered except by a written instrument executed by both parties hereto.

        17.3 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the Disclosure Schedule) and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of the Toro Shares and the Westminster Shares, are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

        17.4 GOVERNING LAW AND VENUE. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it or him and consents to service of process in any manner prescribed in Article 16 or in any other manner authorized by law.

        17.5 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The cost of arbitration shall be borne by the losing party, or, if there is no losing party, as the arbitrator(s) shall determine.

        In any arbitration proceedings relative to this Agreement, or breach thereof, all parties shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration pursuant to California Code of Civil Procedure Section 1283.05, or any successor statute.

        Service of any Petition to confirm or vacate the Arbitration award and Notice of Hearing thereon may be made by certified or registered mail, return-receipt requested, or by personal delivery.

        The arbitrator'(s) award may be limited to a statement that one party pay to the other a sum of money. The arbitrator(s) will not be deemed to exceed their powers (per California Code of Civil Procedure Sections 1286.2 or 1286.6) by committing an error of law or legal reasoning, it being agreed that the decision of the arbitrator(s) shall be final and unreviewable for error of law or legal reasoning of any kind.

       17.6 BINDING EFFECT. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives.

       17.7 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

       17.8 SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

       17.9 GENDER; TENSE, ETC. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

        17.10 SEVERABILITY. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

"WESTMINSTER"                          "TORO"

WESTMINSTER CAPITAL, INC., A           /s/ William Toro
DELAWARE CORPORATION                   ------------------------------
                                       WILLIAM TORO

By /s/ W. Belzberg
  -------------------------------
   WILLIAM BELZBERG, PRESIDENT

                             EXHIBIT "A"

                         DISCLOSURE STATEMENT
                         --------------------

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT                                  No. 5907
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 State of        CALIFORNIA
         -----------------------------

 County of       LOS ANGELES
          ----------------------------

 On  NOVEMBER 10, 1997 before me, BJ. W. MERCADANTE
    -------------------           --------------------------------------------,
             DATE                      NAME, TITLE OF OFFICER - E.G., "JANE
                                                 DOE, NOTARY PUBLIC"

 personally appeared   *************WILLIAM TORO*************
                    -----------------------------------------------------------,
                                         NAME(S) OF SIGNER(S)

/XX/ personally known to me - OR - / / proved to me on the basis of satisfactory evidence to be the person whose name is
                                         subscribed to the within instrument
                                         and acknowledged to me that he/she/they
                                         executed the same in his authorized
                                         capacity, and that by his signature
  ------------------------------------   on the instrument the person, or the
            BJ. W. MERCADANTE            entity upon behalf of which the person
          COMMISSION # 1095895           acted, executed the instrument.
 [SEAL] NOTARY PUBLIC -- CALIFORNIA
           LOS ANGELES COUNTY
       MY COMM. EXPIRES JUN 10, 2000
  ------------------------------------
                                          WITNESS my hand and official seal.


                                          /s/ BJ. W. Mercadante
                                          ------------------------------------
                                                  SIGNATURE OF NOTARY


 ------------------------------ OPTIONAL -------------------------------------


 Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

       CAPACITY CLAIMED BY SIGNER          DESCRIPTION OF ATTACHED DOCUMENT

 /XX/ INDIVIDUAL
 / /  CORPORATE OFFICER
                                           OPTION AND STOCK PURCHASE AGREEMENT
                                           -------------------------------------
      ------------------------------             TITLE OR TYPE OF DOCUMENT
                 TITLE(S)

 / /  PARTNER(S)       / / LIMITED
                       / / GENERAL                   35 (plus exhibit)
                                            ------------------------------------
 / /  ATTORNEY-IN-FACT                                  NUMBER OF PAGES
 / /  TRUSTEE(S)
 / /  GUARDIAN/CONSERVATOR
 / /  OTHER:                                          NOVEMBER 10, 1997
            ------------------------         -----------------------------------
      ------------------------------                   DATE OF DOCUMENT
      ------------------------------

 SIGNER IS REPRESENTING:
 NAME OF PERSON(S) OR ENTITY(IES)
                                                       WILLIAM BELZBERG
                                              ----------------------------------
 -----------------------------------           SIGNER(S) OTHER THAN NAMED ABOVE
 -----------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT                                  No. 5907
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 State of        CALIFORNIA
         -----------------------------

 County of       LOS ANGELES
          ----------------------------

 On   NOVEMBER 10, 1997 before me, BJ. W. MERCADANTE
    --------------------           --------------------------------------------,
             DATE                      NAME, TITLE OF OFFICER - E.G., "JANE
                                                 DOE, NOTARY PUBLIC"

 personally appeared   *************WILLIAM BELZBERG*************
                    -----------------------------------------------------------,
                                         NAME(S) OF SIGNER(S)

/XX/ personally known to me - OR - / / proved to me on the basis of satisfactory evidence to be the person whose name is
                                         subscribed to the within instrument
                                         and acknowledged to me that he executed
  ------------------------------------   the same in his authorized capacity,
            BJ. W. MERCADANTE            and that by his signature on the
          COMMISSION # 1095895           instrument the person, or the entity
 [SEAL] NOTARY PUBLIC -- CALIFORNIA      upon behalf of which the person
           LOS ANGELES COUNTY            acted, executed the instrument.
       MY COMM. EXPIRES JUN 10, 2000
  ------------------------------------
                                          WITNESS my hand and official seal.


                                          /s/ BJ. W. Mercadante
                                          ------------------------------------
                                                  SIGNATURE OF NOTARY


 ------------------------------ OPTIONAL -------------------------------------


 Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

       CAPACITY CLAIMED BY SIGNER          DESCRIPTION OF ATTACHED DOCUMENT

  / /  INDIVIDUAL
 /XX/  CORPORATE OFFICER
                                           OPTION AND STOCK PURCHASE AGREEMENT
           PRESIDENT                       -------------------------------------
      ------------------------------             TITLE OR TYPE OF DOCUMENT
                 TITLE(S)

 / /  PARTNER(S)       / / LIMITED
                       / /  GENERAL                   35 (plus exhibit)
                                            ------------------------------------
 / /  ATTORNEY-IN-FACT                                 NUMBER OF PAGES
 / /  TRUSTEE(S)
 / /  GUARDIAN/CONSERVATOR
 / /  OTHER:                                          NOVEMBER 10, 1997
            ------------------------         -----------------------------------
      ------------------------------                   DATE OF DOCUMENT
      ------------------------------

 SIGNER IS REPRESENTING:
 NAME OF PERSON(S) OR ENTITY(IES)
                                                        WILLIAM TORO
 WESTMINSTER CAPITAL, INC., A                ----------------------------------
 -----------------------------------          SIGNER(S) OTHER THAN NAMED ABOVE
 DELAWARE CORPORATION
 -----------------------------------

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